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                          PROVINCE HEALTHCARE COMPANY
              EXHIBIT 11.1 -- COMPUTATION OF EARNINGS PER SHARE
                     (In Thousands, except Per Share Data)



                                                                            Period Feb. 2,   Period Feb. 2,    Nine months
                                                                               1996 to          1996 to           ended
                                                                             December 31,    September 30,     September 30,
                                                                                 1996            1996              1997
                                                                              ----------      ----------        ----------
Weighted average primary and fully diluted common and common equivalent shares:

    Inception of Company--February 2, 1996 to December 18, 1996
      (reflects recapitalization of Brim, Inc.--"predecessor")                     2,758           2,758             2,758

    December 18, 1996 to December 31, 1996 (Province Healthcare Inc.
      shares outstanding at the date of merger with Brim, Inc.)                      102            --               2,612

    Additional shares issued                                                        --              --                 325

    Net effect of dilutive stock options and warrants--based on the treasury stock method using the estimated initial
      public offering price and assuming the options and warrants
      were outstanding for all periods presented                                   1,120           1,120               806
                                                                              ----------      ----------        ----------
    Weighted average number of common and common equivalent shares                 3,980           3,878             6,501
                                                                              ==========      ==========        ==========

    Loss before extraordinary item                                            $   (1,316)     $     (450)       $    3,309
    Loss from early retirement of debt, net of taxes of $167                        (262)           --                --
                                                                              ----------      ----------        ----------

    Net (loss) income                                                         $   (1,578)     $     (450)       $    3,309

    Preferred stock dividends and accretion                                         (172)           --              (3,708)
                                                                              ----------      ----------        ----------
    Net loss to common shareholders                                           $   (1,750)      $   (450)        $     (399)
                                                                              ==========      ==========        ==========
    Net loss per share to common shareholders:
      Loss before extraordinary item(1)                                       $    (0.37)       $  (0.12)       $    (0.06)
      Extraordinary item                                                           (0.07)           --                --
                                                                              ----------      ----------        ----------
      Net loss to common shareholders                                         $    (0.44)      $   (0.12)       $    (0.06)
                                                                              ==========      ==========        ==========

(1) Loss per share before extraordinary item is calculated by adding "Loss before extraordinary item" and "Preferred stock dividends and accretion" divided by the weighted average number of common and common equivalent shares.